       As filed with the Securities and Exchange Commission on January 21, 1999
                                                    REGISTRATION NO. 333-____
===============================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                  ------------------

                                       FORM S-3

                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                                  ------------------

                                BILLING CONCEPTS CORP.
                (Exact name of registrant as specified in its charter)

              DELAWARE                                     74-2781950
   (State or other jurisdiction of                     (I.R.S. Employer
   incorporation or organization)                     Identification No.)

                           7411 JOHN SMITH DRIVE, SUITE 200
                               SAN ANTONIO, TEXAS 78229
                                    (210) 949-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ------------------

                                 W. AUDIE LONG, ESQ.
           SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                                BILLING CONCEPTS CORP.
                           7411 JOHN SMITH DRIVE, SUITE 200
                               SAN ANTONIO, TEXAS 78229
                                    (210) 949-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR SERVICE, SHOULD BE SENT TO:

                               PHILLIP M. RENFRO, ESQ.
                             FULBRIGHT & JAWORSKI L.L.P.
                            300 CONVENT STREET, SUITE 2200
                              SAN ANTONIO, TEXAS  78205
                                    (210) 270-7172

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                                  ------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / / ______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / / ______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                                                  CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
        TITLE OF EACH CLASS OF        AMOUNT OF SHARES   PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM            AMOUNT OF
      SECURITIES TO BE REGISTERED     TO BE REGISTERED      PRICE PER SHARE(1)      AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par value per
  share .............................   2,492,759(4)              $9.9688                   $24,849,691.28            $6,908.25
----------------------------------------------------------------------------------------------------------------------------------
  Purchase Rights(2)(3) .............   2,492,759(4)                -                              -                    -
----------------------------------------------------------------------------------------------------------------------------------
  Total .............................   2,492,759(4)                -                       $24,849,691.28            $6,908.25
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated on the basis of the average of the bid and ask prices of the Common Stock as reported on the Nasdaq National Market on January 19, 1999.
(2)  No fee pursuant to Rule 457(g).
(3) Purchase Rights related to the Common Stock pursuant to Rights Agreement dated as of July 10, 1996, between Registrant and U.S. Trust Company of Texas, N.A., Rights Agent.
(4) Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

===============================================================================

P R O S P E C T U S


                                   2,492,759 SHARES

                                BILLING CONCEPTS CORP.

                                     COMMON STOCK

                                     ------------

     This prospectus relates to the public offering, which is not being underwritten, of up to 2,492,759 shares (the "Shares") of our common stock, par value $.01 per share ("Common Stock"), which is held by one of our current stockholders.

     The prices at which such stockholder may sell the Shares will be determined by the prevailing market price for the Shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the Shares.

     Our Common Stock is traded on the National Market System of Nasdaq (the "Nasdaq National Market") under the symbol "BILL." On January 19, 1999, the last reported sale price for our Common Stock on the Nasdaq National Market was $10 per share.

     The selling stockholder acquired his shares of Common Stock on December 18, 1998 in connection with our acquisition of Communications Software Consultants, Inc.

     This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                     ------------

      INVESTING IN THE COMMON STOCK INVOLVES RISKS.  YOU SHOULD READ THE "RISK
                           FACTORS" BEGINNING ON PAGE 3.

                                     ------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


                   The date of this Prospectus is January 21, 1999.

                               AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), related to the Shares. This Prospectus is part of that Registration Statement and does not contain all of the information set forth in the Registration Statement and its exhibits. You may obtain further information with respect to the Company and the Shares by reviewing the Registration Statement and the attached exhibits, which you may read and copy at the following locations of the Commission:

     Public Reference Room              New York Regional Office     Chicago Regional Office
     Judiciary Plaza                    Seven World Trade Center     Citicorp Center
     450 Fifth Street, N.W., Rm. 1024   13th Floor                   500 West Madison Street, Suite 1400
     Washington, D.C.  20549            New York, New York 10048     Chicago, Illinois  60661-2511

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains the Registration Statement, reports, proxy statements and other information regarding the Company at http://www.sec.gov.

     We furnish our stockholders with annual reports containing audited financial statements with a report thereon by our independent public accountants, Arthur Andersen LLP.


                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" certain information into this Prospectus. This means that we can disclose important information to you by referring you to another document we have filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

     The following documents that we have previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference into the
Prospectus:

     (1) Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

     (2) Our Registration Statement on Form 10/A dated July 11, 1996 (Registration No. 0-28536).

     (3) The description of our Common Stock and our Preferred Stock Purchase Rights, each of which is contained under the caption "Description of Capital Stock" in the Registration Statement on Form 10/A dated June 11, 1996 (Registration No. 0-28536).

     Billing Concepts also incorporates by reference additional documents that may be filed with the Commission between the date of this Prospectus and the date of completion of the offering of the shares of common stock by the selling stockholder. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this Prospectus, the exhibit also will be available without charge. Stockholders may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Billing Concepts at the following address:

               Billing Concepts Corp.
               7411 John Smith Drive, Suite 200
               San Antonio, Texas 78229

               Attention: Investor Relations
               Telephone: 210 949-7000

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. This Prospectus is dated January 21, 1999. You should not assume that the information contained in this Prospectus is accurate as of any date other than that date. In this Prospectus, the "Company," "Billing Concepts," "Billing," "we" and "our" refer to Billing Concepts Corp.

                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain certain forward-looking statements including, without limitation, statements concerning our expectations of future sales, gross profits, research and development expenses, selling, general and administrative expenses, product introductions and cash requirements. Forward-looking statements often, although not always, include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook" or similar expressions. Actual results may vary materially from those expressed in such forward-looking statements. Factors which could cause actual results to differ from expectations include those set forth under "Risk Factors." We cannot be certain that our results of operations will not be adversely affected by one or more of these factors.

                                     RISK FACTORS

     You should carefully examine this entire Prospectus and should give particular attention to the risk factors set forth below in conjunction with the other information contained or incorporated by reference in this Prospectus in evaluating an investment in the Shares.

     LACK OF OPERATING HISTORY AS A SEPARATE ENTITY; LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION. We were organized in 1996 for the purpose of effecting the Distribution (as defined below). We have a limited operating history as an independent public company, but we operate the billing clearinghouse and information management services business previously conducted by USLD Communications Corp., formerly known as U.S. Long Distance Corp. ("USLD").

     Some of the financial information incorporated by reference into this Prospectus may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented.

     DEPENDENCE UPON KEY PERSONNEL; MANAGEMENT OF GROWTH. Our future success depends to a significant degree upon the continued services of our Chairman of the Board and Chief Executive Officer, Parris H. Holmes, Jr., our President and Chief Operating Officer, Alan W. Saltzman, and other key senior management personnel. Messrs. Holmes and Saltzman are covered by a life insurance policy under which we are the beneficiary. We have a four-year employment agreement with Mr. Holmes and a two-year employment agreement with Mr. Saltzman, each of which contains non-compete and confidentiality provisions. Billing's future success also depends on its continuing ability to attract and retain highly qualified managerial personnel. Competition for such personnel is intense, and there can be no assurance that Billing will be able to retain its key managerial employees or attract, assimilate or retain other highly qualified managerial
personnel in the future.   Our ability to manage growth successfully will
require that we continue to improve our operational, management and financial systems and controls. Failure to do so could have a material adverse effect upon the Company's business and results of operations.

     DEPENDENCE ON PROPRIETARY TECHNOLOGY. Our future success is heavily dependent upon our proprietary software technology. We rely principally on trade secret and copyright law and nondisclosure agreements and other contractual arrangements to protect our software technology. We also enter into confidentiality agreements with our key employees. There can be no assurance that the steps we have taken will be effective in preventing misappropriation of our proprietary rights.

     LEC BILLING REVENUE. Local Exchange Carrier ("LEC") billing services revenues increased 22.5% to $147.5 million in 1998, and increased 15.9% to $120.5 million in 1997 from $103.9 million in 1996. The LEC billing services revenue increases are primarily attributable to an increase in the number of telephone call records processed and billed on behalf of direct dial long distance customers. Direct dial long distance billing services revenues have exceeded prior period revenues on a quarterly basis since the inception of this business in 1993. Despite the overall increase in LEC billing services revenue from 1997, revenue growth during 1998 was negatively impacted by "slamming" and "cramming" issues. Slamming is defined as the unauthorized and illegal switching of a customer's telephone service from one carrier to another carrier while cramming is the practice of a company billing customers for products and services that they may not have ordered, and may not have received. During the third quarter of 1998, in response to these issues, certain LECs established various temporary moratoriums that affected the ability of certain of our customers to market some of their services. Billing played an active role in assisting certain local telephone companies, the Federal Communications Commission ("FCC") and certain Public Utilities Commissions in providing the best solution to eliminate these issues from the telecommunications industry, including taking part in forming an industry coalition which released a set of "Standards of Practice" that addresses these issues. The FCC subsequently published similar standards in its Best Billing Practices document. The Company intends to continue to adhere to the Best Billing Practices and will work with the local telephone companies to reduce the level of consumer complaints. As a proactive measure, Billing has taken action against certain customers that include, but is not limited to, the cessation of billing for certain new or existing products. It is still unclear what monetary impact these actions will have on the LEC billing business and the Company's revenues in the future.

     DEPENDENCE UPON CONTRACTS WITH LOCAL TELEPHONE COMPANIES. Billing's business is dependent upon its contractual relationships with over 1,300 local telephone companies pursuant to which these local telephone companies bill and collect from their customers on Billing's behalf. Most of the billing and collection agreements cover a one to five year period and provide for automatic renewals unless notice of termination is given. Certain of these local telephone companies, whose billing services provide access to a vast majority of the businesses and households in the United States, are legally required to provide billing and collection services for Billing if they provide such services for any other third party, such as Billing's competitors and their own competition. Although the Company has not experienced the termination of any contracts in the past, there can be no assurance that these contracts will continue in effect on their present terms, if at all. The termination of one or more of these contracts would severely diminish the Company's capacity to provide billing services in the geographic areas covered by the terminated contracts and could adversely affect the Company's business.

     ANTICIPATED BILLING SYSTEM EXPENDITURES. To facilitate and support the growth anticipated in our business, we plan to make significant expenditures in our operations over the next few years. Specifically, we intend to spend material amounts to license, develop and create information systems that will enable us to expand upon our "direct billing" and "invoice ready" services. These expenditures are expected to be made in the areas of software development, hardware, related staffing and additional local telephone company agreements. The Company is in the process of negotiating additional local telephone company agreements for the implementation of "invoice ready" billing services. The Company believes that it will be able to fund these expenditures with internally generated funds and borrowings, but there can be no assurance that such funds will be generated and/or spent on these projects.

     COMPETITION. The billing services industry is highly competitive and is based upon pricing, customer service and value-added services. The Company competes primarily with OAN Services, Inc. Billing's success is dependent upon its continued ability to maintain high quality, market driven services at competitive prices. Although our management believes that we compete favorably with respect to these factors, there can be no assurance that Billing will be able to compete successfully with existing or future competitors or that the competitive pressures faced by Billing will not have a materially adverse effect on its business, operating results or financial condition.

     YEAR 2000.   The operation of the Company's business is highly dependent on its computer software programs and operating systems (collectively, "Programs and Systems"). These Programs and Systems are used in several key areas of the Company's business, including information management services, third-party billing clearinghouse services (including the advance funding program), direct billing services and financial reporting, as well as in various administrative functions. In providing information management, third-party billing clearinghouse and direct billing services, the Company processes telephone call records which are date sensitive. The Company also develops, sells and supports sophisticated billing systems and software (the "Billing Systems") which must be able to process date-dependent data correctly. Certain of the Billing Systems sold by the Company have been warranted to process information related to or including dates that are prior to, on or after January 1, 2000.

     The Company has been evaluating its Programs and Systems to identify potential Year 2000 readiness problems, as well as manual processes, external interfaces with customers and services supplied by vendors to coordinate Year 2000 compliance and conversion. The Year 2000 problem refers to the limitations of the programming code in certain existing software programs to recognize date-sensitive information for the Year 2000 and beyond. Unless modified prior to December 31, 1999, such systems may not properly recognize such information and could generate erroneous data or cause a system to fail to operate properly. The Company has installed the Year 2000 compliant Version 4.0 of its Modular Business Applications ("MBA") in its Service Bureau operation, which is processing 11 clients. Billing Concepts Systems, Inc., a wholly owned subsidiary of the Company ("BCS"), has completed beta testing of Version 4.0 at one of its largest MBA clients and expects to prepare for a general release of MBA Version
4.0 in the first quarter of 1999. The Company's systems which perform LEC billing are on target to be Year 2000 compliant by April 1999. It is anticipated that modification or replacement of the Company's Programs and Systems will be performed in-house by Company personnel.

     The Company believes that, with modifications to existing software and conversions to new software, the Year 2000 problem will not pose a significant operational problem for the Company. However, because the Company's business relies on processing date-sensitive telephone call records supplied by third parties, it is possible that non-compliant third-party computer systems may not be able to provide accurate data for processing through the Company's computer systems. The Company's business, financial condition and results of operations could be materially adversely affected by the Year 2000 problem if it or unrelated parties fail to successfully address this issue.

     Management of the Company currently anticipates that the total expenses and capital expenditures associated with its Year 2000 readiness project, including costs associated with modifying the Programs and Systems and the cost of purchasing or leasing certain hardware and software, will be less than $3 million. As of December 1998, the Company has spent approximately $1.5 million on capital expenditures for related hardware and software and incurred and expensed approximately $300,000 in personnel and other costs related to the Year 2000 readiness process. The Company anticipates incurring less than $1 million in additional personnel and other costs, which will be expensed as incurred. The cost of Year 2000 readiness and the expected completion dates are the best estimates of Company management and are believed to be reasonably accurate.

     In the event the Company's plan to address the Year 2000 problem is not successfully or timely implemented, the Company may need to devote more resources to the process and additional costs may be incurred, which could have a material adverse effect on the Company's financial condition and results of operations. Problems encountered by the Company's vendors, customers and other third parties also may have a material adverse effect on the Company's financial condition and results of operations.

     In the event the Company determines, following the Year 2000 date change, that its Programs and Systems are not Year 2000 ready, the Company will be unable to process date-sensitive telephone call records and thus be unable to provide most of its revenue-producing services, which will have a material adverse effect on the Company's financial condition and results of operations. The Company will also likely experience considerable delays in compiling information required for financial reporting and performing various administrative functions. In addition, in the event the Company's Billing Systems are not Year 2000 ready, the Company will be required to devote more monetary and other resources to achieving such readiness, which could have a material adverse effect on the Company's financial condition and results of operations.

     The Company is currently developing a contingency plan for implementation in the event its Programs and Systems are not Year 2000 ready prior to December 31, 1999. Such contingency plan will be modeled upon the Company's Disaster Recovery Plan. The Disaster Recovery Plan outlines a strategy for reduced continued operations following a natural disaster which damages the Company's operations center in San Antonio, Texas.

     The above Year 2000 disclosure constitutes a "Year 2000 Readiness Disclosure" as defined in The Year 2000 Information and Readiness Disclosure Act (the "Act"), which was signed into law on October 19, 1998. The Act provides added protection from liability for certain public and private statements concerning a company's Year 2000 readiness.

     DIVIDEND POLICY. The Company has never paid cash dividends. The future payment of dividends by the Company will depend on decisions that will be made by the Board of Directors of the Company based on the results of operations and financial condition of Billing and such other business considerations as the Board of Directors of Billing considers relevant. We do not expect to pay dividends in the foreseeable future. Additionally, the Company is a holding company whose only material assets are the stock of its subsidiaries. As a result, we conduct no business and will be dependent on distributions we receive from our subsidiaries to pay dividends. There can be no assurance that any such distributions will be adequate to pay any dividends. Moreover, Billing is subject to certain restrictions on the payment of dividends pursuant to its credit agreements.

     AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Board of Directors is empowered, without your approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, we may do so in the future.

                                     THE COMPANY

     The Company is a billing services provider to the communications industry. Billing provides third-party billing clearinghouse and information management services and develops, sells and supports sophisticated billing and customer care software applications. Billing's customers include direct dial long distance telephone companies, operator services providers, information providers, telecommunications providers, competitive local exchange companies, Internet service providers, data services providers and integrated communications services providers.

     The Company maintains contractual billing arrangements with over 1,300 local telephone companies that provide access lines to, and collect for services from, end users of telecommunication services. The Company processes telephone call records and other transactions and collects the related end-user charges from these local telephone companies on behalf of its customers. This process is known within the industry as "Local Exchange Carrier billing" or "LEC billing."

     Billing's direct dial long distance customers use the Company as a billing clearinghouse for processing and collecting call records generated by their end users. Although such carriers can bill end users directly, Billing provides these carriers with a cost-effective means of billing and collecting residential and small commercial accounts through the local telephone companies.

     The Company also processes telephone call records for customers providing operator services largely to the hospitality, penal and private pay telephone industries. In addition, Billing processes records for telephone calls that require operator assistance and/or alternative billing options such as collect and person-to-person calls, third-party billing and calling card billing. Since operator services providers have only the billing number and not the name or address of the billed party, they must have access to the services of the local telephone companies to collect their charges. The Company provides this access to its customers through its contractual billing arrangements with the local telephone companies that bill and collect on behalf of these operator services providers.

     Billing acts as an aggregator of telephone call records and other transactions from various sources and due to its large volume, it receives discounted billing costs with the local telephone companies and can pass on these discounts to its customers. Additionally, Billing can provide its services to those long distance carriers and operator services providers who would otherwise not be able to make the investments in billing and collection agreements with the local telephone companies, fees, systems, infrastructure and volume commitments required to establish and maintain the necessary relationships with the local telephone companies.

     In 1994, Billing began providing enhanced billing services for processing transactions related to providers of premium services or products that can be billed through the local telephone companies, such as charges for 900 access pay-per-call transactions, cellular long distance services, paging services, voice mail services, Internet access, Caller ID and other non-regulated telecommunications equipment charges.

     In addition to its full-service LEC billing product, Billing also offers billing management services to customers who have their own billing arrangements with the local telephone companies. These management services may include data processing, accounting, end-user customer service and telecommunication tax processing and reporting.

     The Company offers software applications that support customer management and billing of a communication company's customers. The software applications offered by the Company provide the capability to combine many communications products in a single convergent customer bill. These products include local telephone service, long distance service, data services, wireless services, paging services, cable television services, Internet services, and utilities. The software applications can be configured to meet a company's unique business rules and product set. Billing offers the software applications to companies through licensing agreements and outsourcing arrangements. Billing has professional services and facilities management organizations that provide consulting, development and systems operations services centered around the communications industry and its software products. Billing also sells hardware and provides custom software development and other related services.

     The Company entered the software market in June 1997 as a result of the acquisition of Computer Resources Management, Inc. ("CRM"). CRM had developed and sold billing applications to the long distance and convergent services markets. Additionally, in October 1998, the Company acquired Expansion Systems Corporation ("ESC") and integrated it into Billing. ESC has developed a customer care and billing application for Internet Service Providers ("ISP") that automates the registration of new Internet subscribers and creates bills for customers' services. In September 1998, Billing acquired a 22% ownership position in Princeton TeleCom Corporation ("PTC"), which provides Internet-based bill publishing and automated payment using secure Internet transactions or integrated voice response accessed by toll-free numbers. Through these actions, Billing has expanded its potential markets to include companies focused on Internet technology and services. In December 1998, the Company completed the merger of Communications Software Consultants, Inc. ("CommSoft"). CommSoft is an international software development and consulting firm specializing in the telecommunications industry. By merging with CommSoft, Billing has taken another step toward making the Company the most comprehensive provider of customer care and billing solutions to the communications industry.

     Billing is a Delaware corporation. Our principal executive offices are located at 7411 John Smith Drive, Suite 200, San Antonio, Texas 78229, and our telephone number is (210) 949-7000.

                                   USE OF PROCEEDS

     The Shares to be sold pursuant to the Prospectus are owned by a stockholder of the Company. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholder."

                                 SELLING STOCKHOLDER

     The table below presents the following information about the number of shares of the Common Stock of the Company which is owned by the Selling
Stockholder: (i) the number of shares the Selling Stockholder beneficially owns as of the date of this prospectus, (ii) the percentage of the Company's outstanding shares of Common Stock that the Selling Stockholder beneficially owns prior to the offering, (iii) the number of shares that the Selling Stockholder is offering under this prospectus, (iv) the number of shares that the Selling Stockholder will beneficially own after the completion of this offering and (v) the percentage of the Company's outstanding shares of Common Stock that the Selling Stockholder will beneficially own after the completion of the offering.

                         BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                         BEFORE THE OFFERING                    AFTER THE OFFERING(1)
                     --------------------------                -----------------------
                         NUMBER      PERCENTAGE     SHARES TO    NUMBER     PERCENTAGE
       NAME            OF SHARES     OF CLASS(2)     BE SOLD    OF SHARES    OF CLASS
       ----          -----------   -------------   ----------  -----------  ----------
Larry A. Davis(3)    2,500,060(4)     6.8%         2,492,759    7,301(5)       *

----------------
* represents less than 1%

(1)  Assumes all shares of Common Stock offered hereby are sold.
(2) Based on 36,973,129 shares of the Company outstanding as of January 19, 1999.
(3) Mr. Davis was elected a director of the Company on January 5, 1999, and serves as Senior Vice President of the Company and President of Concepts Acquisition Corp., d/b/a CommSoft, a wholly owned subsidiary of the Company.
(4) Includes 7,301 shares of Common Stock issuable upon exercise of options held by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of such shares.
(5) Represents 7,301 shares of Common Stock issuable upon exercise of options held by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of such shares.

     In December 1998, CommSoft was merged (the "Merger") into a wholly owned subsidiary of the Company. In connection with the Merger, Mr. Davis received 2,492,759 shares of Common Stock, which are being offered hereby.

                                 PLAN OF DISTRIBUTION

     All 2,492,759 shares of Common Stock being registered hereby are being registered on behalf of the Selling Stockholder. All of the shares were issued by us in connection with our acquisition of CommSoft. Billing will receive no proceeds from this offering. As used herein, the term "Selling Stockholder" includes donees and pledgees selling Shares received from the Selling Stockholder after the date of this Prospectus.

     The Selling Stockholder will act independently of Billing in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholder may choose to sell the Shares from time to time at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction,

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus, and

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In connection with the sale of the Shares, the Selling Stockholder may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from the Selling Stockholder or from purchasers of the Shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. The Selling Stockholder, underwriters, brokers, dealers and agents that participate in the distribution of the Shares may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholder and any profit on the resale of the Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering. Such supplement will also disclose the following information:

     -    the name or names of any underwriters, dealers or agents,

     - the purchase price paid by any underwriter for Shares purchased from the Selling Stockholder,

     - any discounts, commissions and other items constituting compensation from the Selling Stockholder and/or Billing, and

     - any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     We have agreed to indemnify the Selling Stockholder in certain circumstances against certain liabilities, including liabilities under the Securities Act. The Selling Stockholder has agreed to indemnify Billing in certain circumstances against certain liabilities, including liabilities under the Securities Act.

     The Selling Stockholder also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided he meets the criteria and conforms to the requirements of such Rule.

     The Selling Stockholder and any other persons participating in the sale or distribution of the Shares being registered hereby will be subject to the provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, to the extent applicable. The foregoing provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholder or any other such person. This may affect the marketability of the Shares. The Selling Stockholder also will comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the Shares hereunder.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, unless an exemption from registration or qualification is available and is obtained.

     Billing will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Commission, The Nasdaq Stock Market, Inc. and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of Billing's outside counsel and independent public accountants. The Selling Stockholder will bear all underwriting discounts and commissions and transfer or other taxes.

                 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                            FOR SECURITIES ACT LIABILITIES

     Article XV of the Company's Certificate of Incorporation ("Article XV") eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty except under certain circumstances. Directors remain liable for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the Delaware General Corporation Law ("DGCL"), which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (iv) any transaction from which a director derived an improper personal benefit.

     Article XV further provides that future repeal or amendment of its terms will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment.
Article XV also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

     Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

     Article VIII of the Company's Amended and Restated Bylaws provides that the Company shall indemnify any person to whom, and to the extent, indemnification may be granted pursuant to Section 145 of the DGCL.

     Article XI of the Company's Certificate of Incorporation provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company, will be indemnified by the Company against all expenses and liabilities, including attorneys' fees, reasonably incurred by or imposed upon him, except in such case where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Article XI also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by W. Audie Long, General Counsel of the Company. At January 15, 1999, Mr. Long beneficially owned 211,500 shares of Billing's Common Stock.

                                       EXPERTS

     The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            -------------------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   2
Incorporation of Certain Documents
  by Reference ...........................................................   2
Special Note Regarding Forward-Looking
  Statements .............................................................   3
Risk Factors .............................................................   3
The Company...............................................................   5
Use of Proceeds...........................................................   6
Selling Stockholder.......................................................   7
Plan of Distribution .....................................................   7
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities.............................................................   8
Legal Matters.............................................................   9
Experts...................................................................   9

================================================================================

================================================================================


                                  2,492,759 SHARES




                               BILLING CONCEPTS CORP.




                                    COMMON STOCK





                                -------------------

                                P R O S P E C T U S

                                  JANUARY 21, 1999

                                -------------------





================================================================================

                                    PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The estimated expenses in connection with this offering are:

          Commission registration fee                                  $6,908.25
          Legal fees and expenses*                                      3,500.00
          Miscellaneous*                                                  500.00
          Total                                                       $10,908.25
                                                                      ----------
                                                                      ----------

          --------------------
          *  Estimated

          The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL empowers the Registrant to, and the Bylaws of the Registrant provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Registrant maintains directors' and officers' liability insurance that covers the directors and officers of the Registrant.

ITEM 16.  EXHIBITS.

EXHIBIT NO. EXHIBIT
----------- -------
     2.1    Plan of Merger and Acquisition Agreement effective December
            1, 1998 among Billing Concepts Corp., Concepts Acquisition Corp.,
            Communications Software Consultants, Inc., and Larry A. Davis
            (incorporated herein by reference to Exhibit 2.1 to the Company's
            Current Report on Form 8-K dated December 23, 1998).

     5.1 Opinion of Billing Concepts Corp. regarding legality (filed herewith)

    23.1    Consent of Billing Concepts Corp. (contained in Exhibit 5.1)

    23.2    Consent of Arthur Andersen LLP (filed herewith)

    24.1    Power of Attorney (included on signature page).

ITEM 17.    UNDERTAKINGS.

     (a)    The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio and State of Texas the 20th day of January, 1999.

                                   BILLING CONCEPTS CORP.


                                   By:  /s/ Kelly E. Simmons
                                      -----------------------------------------
                                            Kelly E. Simmons
                                            Executive Vice President and
                                            Chief Financial Officer

                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Alan W. Saltzman and Kelly E. Simmons, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                     TITLE                         DATE
---------                     -----                         ----
/s/ Parris H. Holmes, Jr.     Chairman of the Board and     January 21, 1999
----------------------------  Chief Executive Officer
Parris H. Holmes, Jr.         and a Director
                              (Principal Executive Officer)

/s/ Alan W. Saltzman          President and Chief           January 20, 1999
----------------------------  Operating Officer
Alan W. Saltzman              and a Director

/s/ Kelly E. Simmons          Executive Vice President      January 20, 1999
----------------------------  and Chief Financial Officer
Kelly E. Simmons              (Principal Financial and
                              Accounting Officer)

/s/ Larry A. Davis            Senior Vice President         January 20, 1999
----------------------------  and a Director
Larry A. Davis

/s/ Lee Cooke                 Director                      January 20, 1999
----------------------------
Lee Cooke


/s/ James E. Sowell           Director                      January 20, 1999
----------------------------
James E. Sowell


/s/ Thomas G. Loeffler        Director                      January 20, 1999
----------------------------
Thomas G. Loeffler

                                 EXHIBIT INDEX

EXHIBIT NO.                                           EXHIBIT                                               PAGE
-----------                                           -------                                               ----
     2.1    Plan of Merger and Acquisition Agreement effective December 1, 1998 among Billing
            Concepts Corp., Concepts Acquisition Corp., Communications Software Consultants,
            Inc., and Larry A. Davis (incorporated herein by reference to the Company's Current
            Report on Form 8-K dated December 23, 1998). . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     5.1    Opinion of Billing Concepts Corp. regarding legality (filed herewith). . . . . . . . . . . . .  II-5

    23.1    Consent of Billing Concepts Corp. (contained in Exhibit 5.1) . . . . . . . . . . . . . . . . .  II-5

    23.2    Consent of Arthur Andersen LLP (filed herewith). . . . . . . . . . . . . . . . . . . . . . . .  II-6

    24.1    Power of Attorney (included on signature page) . . . . . . . . . . . . . . . . . . . . . . . .  II-3